Exhibit 10.36

The Addus HomeCare Corporation (the “Corporation”) updated independent director compensation policy provides that independent directors receive an annual retainer of $22,500 for service on the Corporation’s board of directors, $1,500 per in-person scheduled board meeting (whether attended in person or telephonically) and $750 per telephonic board meeting. The chairmen of the Corporation’s audit committee, compensation committee and nominating and corporate governance committee receive an additional annual retainer of $12,000, $7,500 and $5,000, respectively. Independent directors who serve on committees receive $1,000 per committee meeting attended. Independent directors are reimbursed for reasonable expenses incurred in attending board of directors meetings, committee meetings and stockholder meetings. In addition, each independent director is entitled to receive an annual grant of restricted shares of the Corporation’s common stock valued at $10,000, which shall be awarded two (2) business days after the Corporation files its Annual Report on Form 10-K with the Securities and Exchange Commission. Each grant of restricted stock to an independent director shall vest on the next anniversary of the date on which such director received his initial grant of restricted stock. The foregoing independent director compensation is subject to review and adjustment on the recommendation of the Corporation’s nominating and corporate governance committee.